As filed with the Securities and Exchange Commission on January 27, 2000

                                                     REGISTRATION NO. 333-80837
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------



                                 AMENDMENT NO. 4
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              -------------------




                              XYBERNAUT CORPORATION
                              --------------------
             (Exact name of registrant as specified in its charter)

          DELAWARE                                              54-179985
 ------------------------------                                 ---------
(State or other jurisdiction of                              (I.R.S. Employer
Incorporation or organization)                              Identification No.)

                             12701 FAIR LAKES CIRCLE
                             FAIRFAX, VIRGINIA 22033
                                 (703) 631-6925
                   ------------------------------------------
               (Address, including zip code, and telephone number,
        Including area code, of registrant's principal executive offices)

                                EDWARD G. NEWMAN
                             12701 FAIR LAKES CIRCLE
                             FAIRFAX, VIRGINIA 22033
                                 (703) 631-6925
                   ------------------------------------------
            (Name, address, including zip code, and telephone number,
                   Including area code, of agent for service)

                                    Copy to:

                           Martin Eric Weisberg, Esq.
                       Parker Chapin Flattau & Klimpl, LLP
                           1211 Avenue of the Americas
                            New York, New York 10036
                                 (212) 704-6000
                                 --------------


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

          If the only securities on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                     ----------

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------------------
                                                                       PROPOSED
            TITLE OF EACH CLASS                   AMOUNT TO BE          MAXIMUM        PROPOSED MAXIMUM       AMOUNT OF
       OF SECURITIES TO BE REGISTERED              REGISTERED       OFFERING PRICE        AGGREGATE         REGISTRATION
                                                                       PER SHARE        OFFERING PRICE           FEE

Common Stock, $.01 par value per share..            1,266,074 (2)       $3.330  (7)        $4,216,026.42    $1,172.05 (11)
--------------------------------------------------------------------------------------------------------------------------

Common Stock, $.01 par value per share..               75,000 (3)       $4.648  (8)          $348,600.00       $96.91 (11)
--------------------------------------------------------------------------------------------------------------------------

Common Stock, $.01 par value per share..              361,407 (4)       $4.360  (9)        $1,575,734.52      $438.05 (12)
--------------------------------------------------------------------------------------------------------------------------

Common Stock, $.01 par value per share..            4,536,786 (5)       $4.360  (9)       $19,780,386.96    $5,498.93 (12)
--------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share..               66,667 (6)       $5.657 (10)          $377,135.22      $104.84 (13)
--------------------------------------------------------------------------------------------------------------------------
Total Registration Fee..................                                                                    $7,310.78
--------------------------------------------------------------------------------------------------------------------------



(1) Represents the shares of common stock being registered for resale by the selling stockholders.

(2) Includes 1,266,074 shares of common stock issuable upon conversion of 2,000 shares of series E preferred stock. The number of shares of common stock indicated to be issuable in connection with such transaction and offered for resale hereby was included in our initial filing of this registration statement on June 16, 1999 and at that time was an estimate and was, based on a registration rights agreement among us and one of the selling stockholders, 150% of the number of shares that would be issuable upon conversion of 2,000 shares of series E preferred stock at a price of $2.907 per share. This presentation was not intended to constitute a prediction as to the future market price of the common stock or as to the number of shares of common stock into which the series E preferred stock would be converted.

(3) Pursuant to a registration rights agreement among us and the selling stockholders, the number of shares represents 150% of the number of shares which would be issuable upon exercise of warrants to purchase 50,000 shares of common stock. Pursuant to Rule 416, the shares of common stock offered hereby also include such presently indeterminate number of shares of common stock as shall be issued by us to the selling stockholders upon exercise of the warrants. That number of shares is subject to adjustment under anti-dilution provisions included in the warrants covering the additional issuance of shares by Xybernaut resulting from stock splits, stock dividends or similar transactions. We are not registering additional shares of common stock which may result from price fluctuations and the operation of exercise formulas of the warrants. This presentation is not intended to constitute a prediction as to the future market price of the common stock or as to the number of shares of common stock issuable upon exercise of the warrants. See "Risk Factors -- Dilution"; and "Description of Securities."

(4) Represents the registration of an additional 361,407 shares of common stock which were issued upon conversion of the series E preferred stock. The additional shares being registered are a result of price fluctuations and the operation of the conversion formulas of the preferred stock since June 7, 1999, the date upon which the calculation presented in footnote #2 above is based.

(5) Represents the registration of an additional 4,536,786 shares of common stock which would be issuable upon conversion of the 4,000 shares of series D preferred stock which represent the unconverted portion of the 10,000 shares of series D preferred stock we issued in a private placement in March 1999. In registration statement 333-77769, which was declared effective by the SEC on May 17, 1999, we registered a total of 3,649,635 shares of common stock issuable upon conversion of 10,000 shares of series D preferred stock. The additional shares being registered are a result of price fluctuations and the operation of the conversion formulas of the preferred stock.

(6) Represents the registration of an additional 66,667 shares of common stock which would be issuable upon conversion of the 4,000 shares of series D preferred stock, including the payment of dividends on such shares. The additional shares being registered are a result of price fluctuations and the operation of the conversion formulas of the preferred stock.

(7) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) of the Securities Act of 1933, as amended (the "Securities Act"); based on the average ($3.33) of the bid ($3.31) and asked ($3.34) price on the Nasdaq SmallCap Market on June 7, 1999.

(8) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) of the Securities Act, based on the higher of (a) the exercise price of the warrants or (b) the offering price of securities of the same class included in this registration statement.

(9) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) of the Securities Act; based on the average ($4.360) of the closing bid ($4.344) and closing asked ($4.375) price on the Nasdaq SmallCap Market on November 17, 1999.

(10) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) of the Securities Act; based on the average ($5.657) of the closing bid ($5.625) and closing asked ($5.688) price on the Nasdaq SmallCap Market on January 6, 2000.

(11) Paid with the original filing of the registration statement.

(12) Paid with the filing of amendment no. 2 of the registration statement.


(13) Paid with the filing of amendment no. 3 of the registration statement.




THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED JANUARY __, 2000

PROSPECTUS

                              XYBERNAUT CORPORATION

                        6,305,934 SHARES OF COMMON STOCK

     The stockholders of Xybernaut Corporation listed on page 10 of this prospectus are offering for sale 6,305,934 shares of common stock of Xybernaut under this prospectus.

     The selling stockholders may offer their shares through public or private transactions, at prevailing market prices, or at privately negotiated prices. See "Plan of Distribution."

            ---------------------------------------------------------

                      NASDAQ SmallCap Market Symbol: "XYBR"
            ---------------------------------------------------------


     On January 21, 2000, the closing price of one share of our common stock on the NASDAQ SmallCap Market was $13.25.




     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





             The date of this prospectus is _________________, 2000

                                  RISK FACTORS

         BEFORE YOU BUY SHARES OF OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS ASSOCIATED WITH THAT PURCHASE, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS AND THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE IN THE SECTION "WHERE YOU CAN FIND MORE INFORMATION ABOUT US," BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK.

  -----------------------------------------------------------------------------

     RISKS ASSOCIATED WITH OUR HISTORY OF LOSSES AND FUTURE NEED FOR CAPITAL
  -----------------------------------------------------------------------------

WE HAVE A HISTORY OF LOSSES AND, IF WE DO NOT ACHIEVE PROFITABILITY, WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS IN THE FUTURE.

         Our research, development, sales, marketing and general and administrative expenses have resulted in significant losses and are expected to continue to result in significant losses for the foreseeable future. We have incurred the following losses since 1994:


                  Fiscal year ended:
                      .  March 31, 1994                              $47,352
                      .  March 31, 1995                           $1,303,892
                      .  December 31, 1996                        $5,238,536
                      .  December 31, 1997                        $9,479,966
                      .  December 31, 1998                       $13,111,488

                  Nine months ended
                  September 30, 1999:                            $13,244,170

THE "GOING CONCERN" QUALIFICATION ON THE REPORT OF OUR INDEPENDENT ACCOUNTANTS
 MAY REDUCE OUR ABILITY TO RAISE ADDITIONAL FINANCING.

         The report of our independent accountants on our December 31, 1998 consolidated financial statements contains an explanatory paragraph regarding our ability to continue as a going concern and our ability to meet our ongoing obligations. Our independent accountants cited our history of operating losses and our working capital deficit as factors which raised substantial doubt as to our ability to continue as a going concern. This "going concern" qualification may reduce our ability to raise additional financing.

WE COULD BE REQUIRED TO CUT BACK OR STOP OPERATIONS IF WE ARE UNABLE TO RAISE OR OBTAIN NEEDED FINANCING.

         The research, development, commercialization, manufacturing and marketing of our products will likely require financial resources which are significantly in excess of those presently available to us. If we are not able to arrange financing or other third party arrangements on acceptable terms, we may be unable to fully develop and commercialize any of our products and could be required to cut back or stop operations.

   --------------------------------------------------------------------------

             RISKS ASSOCIATED WITH THE INDUSTRY IN WHICH WE OPERATE
   --------------------------------------------------------------------------

OUR FUTURE REVENUES AND ABILITY TO PRODUCE NEW PRODUCTS DEPEND SUBSTANTIALLY ON THE SUCCESS OF THE MOBILE ASSISTANT SERIES(R).

         Our Mobile Assistant(R) Series currently consists of one product, the MA IVTM. The Mobile Assistant(R) Series is our principal product, and our success will depend upon its commercial acceptance, which cannot be assured. Additional product development will result in a significant increase in our research and development expenses that may be unrecoverable should commercialization of new products prove unsuccessful. We also could require additional funding if research and development expenses are greater than we anticipate.

WE MAY HAVE TO LOWER PRICES OR SPEND MORE MONEY TO EFFECTIVELY COMPETE AGAINST COMPANIES WITH GREATER RESOURCES THAN US WHICH COULD RESULT IN LOWER REVENUES AND/OR PROFITS.

         The success of our products in the marketplace depends on many factors, including product performance, price, ease of use, support of industry standards, and customer support and service. Given these factors we cannot assure you that we will be able to compete successfully. For example, if our competitors offer lower prices, we could be forced to lower prices which would result in reduced margins and a decrease in revenues. If we do not lower prices we could lose sales and market share. In either case, if we are unable to compete against our main competitors which include established companies like Computing Devices International, a division of Ceridian Corporation, ViA Inc., Texas Microsystems, Telxon, Norand, Interactive Solutions, Inc., a subsidiary of Teltronics, Inc., Raytheon, and a consortium of Litton and TRW, we would not be able to generate sufficient revenues to grow the company or reverse our history of losses.

         In addition, we may have to spend more money to effectively compete for market share, including funds to expand our infrastructure, which is a capital and time extensive process. Further, if other companies want to aggressively compete against us, we may have to spend more money on advertising, promotion, trade shows, product development, marketing and overhead expenses, hiring and retaining personnel, and developing new technologies. These higher expenses would hurt our net income and profits.

CURRENCY FLUCTUATIONS, ESPECIALLY IN THE JAPANESE YEN, MAY SIGNIFICANTLY INCREASE OUR EXPENSES AND AFFECT OUR RESULTS OF OPERATIONS.

         The exchange rates for some local currencies in countries where we operate may fluctuate in relation to the U.S. dollar. Such fluctuations may have an adverse effect on our expenses, revenues, earnings, assets or liabilities when local currencies are translated into U.S. dollars. We are party to supplier arrangements with several companies in Japan, including Shimadzu and Sony Digital Products for the production of the MA IV system. The fees we pay to these companies are paid in Japanese Yen. Any strengthening of the value of the U.S. dollar against the Japanese Yen could result in an increase in our production expenses which, if substantial, could have a material adverse effect on our financial condition and results of operations.

          ------------------------------------------------------------

                              RISKS ASSOCIATED WITH
                      OUR INTERNAL OPERATIONS AND POLICIES
          ------------------------------------------------------------

SINCE WE DO NOT INTEND TO DECLARE DIVIDENDS IN THE FORESEEABLE FUTURE, THE RETURN ON YOUR INVESTMENT WILL DEPEND UPON APPRECIATION OF THE MARKET PRICE OF YOUR SHARES.

         We have never paid any dividends on our common stock. Our board of directors does not intend to declare any dividends in the foreseeable future, but intends to retain all earnings, if any, for use in our business operations. As a result, the return on your investment in Xybernaut will depend upon any appreciation in the market price of the common stock. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available for dividend payments. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend upon our earnings, capital requirements and financial condition, and other relevant factors.

OUR COMPUTER SYSTEMS AND THOSE OF OUR CUSTOMERS AND SUPPLIERS MAY NOT RECOGNIZE THE YEAR 2000 WHICH MAY AFFECT OUR COMPUTER SYSTEMS AND DISRUPT OUR BUSINESS.

         The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

         We have utilized both internal and external resources to test, reprogram or replace, as needed, our computing and communications hardware and software for year 2000 modifications. Based on this evaluation, we have made modifications to our computer system and determined that these systems will properly utilize dates beyond December 31, 1999. As such, we are compliant with the year 2000 issue.

         As a result of the testing, we determined that our old phone system was not year 2000 compliant. Our phone system was already scheduled for replacement to add capacity, upgrade the telecommunications capabilities, and allow for better customer service. In December 1999, we replaced the existing phone system with one that provides enhanced capabilities and is year 2000 compliant. The cost to purchase and install the new phone system was approximately $75,000. Our estimate of the costs to remediate our year 2000 issue related to our telephone system is based on presently available information. Outside of the phone system, the cost of testing and modifying our computer systems to obtain year 2000 compliance was less than $10,000 in the aggregate.

         We have contacted all of our significant suppliers and large customers to determine the possible effect on our operations of their inability or failure to remediate their own year 2000 Issue. However, we cannot guarantee that the systems of other companies on which our systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with our systems, would not have material adverse effect on our operations. We believe that no exposure to contingencies related to the year 2000 issue for the products we have sold.

         We noted no significant product or system failures or miscalculations related to the year 2000 issue on or around January 1, 2000.

         Our estimates of the date of completion and cost of our year 2000 project are based on our best estimates, which we derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. The costs and completion date of our year 2000 project could differ materially from our estimates due to the lack of availability and cost of personnel trained in this area, our ability to locate and correct all relevant computer codes, and similar uncertainties.

   ---------------------------------------------------------------------------

               RISKS WHICH MAY DILUTE THE VALUE OF YOUR XYBERNAUT
                SHARES OR LIMIT THE EFFECT OF THEIR VOTING POWER
   ---------------------------------------------------------------------------

THE PRICE OF OUR COMMON STOCK IS HIGHLY VOLATILE.


         The price of our common stock is highly volatile. During the period from January 1, 1998 to January 21, 2000 the closing price of our common stock has ranged from a high of $14.88 to a low of $1.00. Following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business. The volatile fluctuations of the market price are based on (1) the number of shares in the market at the time as well as the number of shares we may be required to issue in the future, compared to the market demand for our shares; (2) our performance and meeting expectations of our performance, including the development and commercialization of our products and proposed products; and (3) general economic and market conditions.

OUR EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS, TOGETHER, CAN EXERCISE CONTROL OVER ALL MATTERS SUBMITTED TO A VOTE OF STOCKHOLDERS.

         As of January 21, 2000, our executive officers, directors and principal stockholders beneficially owned, in the aggregate, approximately 18% of our outstanding shares of common stock. These stockholders, if acting together, will be able to effectively control most matters requiring approval by our stockholders. The voting power of these stockholders under certain circumstances could have the effect of delaying or preventing a change in control of Xybernaut.

WE HAVE 10,282,250 SHARES OF OUR COMMON STOCK RESERVED FOR FUTURE ISSUANCES WHICH CAN SUBSTANTIALLY DILUTE THE VALUE OF YOUR XYBERNAUT COMMON STOCK.

         The issuance of reserved shares would dilute the equity interest of existing stockholders and could have a significant adverse effect on the market price of our common stock. As of January 21, 2000, we had 10,282,250 shares of common stock reserved for possible future issuances upon conversion of outstanding convertible securities, options and warrants. Certain convertible securities, options and warrants are convertible into or exercisable for shares of common stock at discounts from future market prices of the common stock. Those discounts could result in substantial dilution to existing holders of common stock. The sale of the common stock acquired at a discount could have a negative impact on the trading price of the common stock and could increase the volatility in the trading price of the common stock. See the section entitled "Dilution" for a summary of the number of shares which could be issued upon conversion of the outstanding preferred stock at various market prices.

         In addition, we intend to seek additional financing which may result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. Those additional issuances of capital would result in a reduction of your percentage interest in Xybernaut.

ANTI-TAKEOVER MEASURES IN OUR CERTIFICATE OF INCORPORATION COULD ADVERSELY AFFECT THE VOTING POWER OF THE HOLDERS OF THE COMMON STOCK.

         Our certificate of incorporation authorizes anti-takeover measures like the authority to issue "blank check" preferred stock and the staggered terms of the members of our board of directors. Those measures could have the effect of delaying, deterring or preventing a change in control without any action by the shareholders. In addition, issuance of preferred stock, without shareholder approval, on those terms as the board of directors may determine, could adversely affect the voting power of the holders of the common stock, including the loss of voting control to others. See "Description of Securities."

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, statements that describe our future plans, objectives and goals are also forward-looking statements. Our factual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those listed in "Risk Factors" and elsewhere in this Prospectus.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C. New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's Website at "http://www.sec.gov."

         We have filed with the SEC a registration statement on Form S-3 to register the shares being offered. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement, as well as the documents discussed below.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information.

         This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

         We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 0-19041) until all of the shares are sold:

         . Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998;

         . Quarterly Reports on Form 10-QSB for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999; and

         . The description of our common stock contained in the registration statement on Form 8-A filed on July 15, 1996 under the Exchange Act (File No. 0-15086), including all amendments or reports filed for the purpose of updating that description.

         You may request a copy of these filings, at no cost, by writing to us at 12701 Fair Lakes Circle, Fairfax, Virginia 22033, (703) 631-6925, Attention:
John F. Moynahan.

         You can review and copy the registration statement, its exhibits and schedules, as well as the documents listed below, at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, are also available on the SEC's web site.

                                 USE OF PROCEEDS

         The selling stockholders are selling all of the shares covered by this prospectus for their own accounts. Accordingly, we will not receive any proceeds from the resale of the shares.

         We will receive proceeds from the exercise, if any, of the warrants. We will use those proceeds, if any, for working capital and general corporate purposes.

         We will bear the expenses relating to this registration, other than discounts and commissions, which will be paid by the selling stockholders.

                                    DILUTION


         As of January 21, 2000, we had issued and outstanding 29,944,406 shares of common stock. At that date, there were an additional 10,282,250 shares of common stock reserved for possible future issuances as follows:


         . options to purchase 3,737,861 shares at an exercise price between $1.37 and $7.31 per share. We have registered the shares issuable upon exercise of the options under the Securities Act;

         . warrants to purchase 327,500 shares at a price between $4.25 and $18.00 per share. We have registered a total of 210,000 shares issuable upon exercise of these warrants. The balance of 117,500 shares will be deemed to be "restricted securities" when issued;

         . 823,200 shares issuable upon conversion of 210,000 underwriter's unit purchase options. Each unit consists of one share of common stock and one warrant to purchase one share of common stock, at a price of $4.63 per unit. The unit is exercisable until July 18, 2001. The warrants included in the units are exercisable at $6.43 per share. We have registered the shares issuable upon exercise of the units under the Securities Act; and

         . 5,393,689 shares issuable upon conversion of 4,500 shares of series D preferred stock and 100 shares of series E preferred stock. Of the 5,393,689 shares of common stock, 4,027,022 shares relate to the conversion of 4,000 shares of Series D preferred stock for which we have received conversion notices. Of the 5,393,689 shares of common stock, 4,603,453 shares are covered by this prospectus and will be freely tradable without restriction (subject to prospectus delivery requirements) on the effective date of the registration statement.

         During the terms of the outstanding options, warrants and the unit purchase option, we must give the holders the opportunity to profit from a rise in the market price of the common stock. The existence of the options, the warrants and the unit purchase option may adversely affect the terms on which we may obtain additional equity financing. Moreover, the holders are likely to exercise their rights to acquire common stock at a time when we would otherwise be able to obtain capital with more favorable terms than we could obtain through the exercise of such securities.

         The shares which will be deemed "restricted securities" may be sold under Rule 144. Rule 144 permits sales of "restricted securities" by any person, whether or not an affiliate of the issuer, after one year. At that time, sales can be made subject to the Rule's volume and other limitations and after two years by non-affiliates without adhering to Rule 144's volume or other limitations. In general, an "affiliate" is a person with the power to manage and direct our policies. The SEC has stated that, generally, executive officers and directors of an entity are deemed affiliates of the issuing entity.

Dilution Effects of the Conversion of Outstanding Preferred Stock
-----------------------------------------------------------------


         The outstanding series D and series E preferred stocks are convertible into common stock over time at the discretion of the holders. While the conversion timing, terms, conditions and formulas vary for each issue, if the holders of this preferred stock were able to fully convert their shares into common stock on January 21, 2000 and elected to do so, approximately 5,393,689 additional shares of common stock would be issued. In addition, you should note the following:


         . The outstanding convertible series D and series E preferred securities are convertible at a floating rate based on the historical market price of the common stock. As a result, the lower the stock price preceding the time the holder converts, the more common shares the holder will receive upon conversion.

         . To the extent the selling stockholders convert and then sell their common stock, the common stock price may decrease due to the additional shares in the market. This could allow the selling stockholders to convert their convertible preferred stock into greater amounts of common stock, the sales of which would further depress the stock price.

         . The significant downward pressure on the price of the common stock as the selling shareholders convert and sell material amounts of common stock could encourage short sales by the selling stockholders or others. This could place further downward pressure on the price of the common stock.

         . The conversion of the convertible preferred stock may result in substantial dilution to the interests of other holders of common stock since each holder of convertible preferred may ultimately convert and sell the full amount issuable upon conversion. In this regard, even though each selling stockholder may not covert its preferred stock into more than 4.99% of the then outstanding common stock, this restriction does not prevent a selling stockholder from converting and selling some of its holding and then converting the rest of its holdings. In this way, an individual selling stockholder could sell more than 4.99% of the outstanding common stock while never holding more than 4.99% of the outstanding common stock at a time.



         The following table describes the amount of shares of our common stock into which the outstanding series D and E convertible preferred stock would have been convertible if the holders of these securities could have fully converted all of the series D and E convertible preferred stock on January 21, 2000 pursuant to the following market prices. This table also describes the percentages of our total outstanding common stock represented by the shares of common stock into which all of the outstanding Series D and E convertible preferred stock would have been convertible on January 21, 2000. For purposes of this table, we assume that the average of the three lowest closing market prices for a share of our common stock during the immediately preceding 20 day trading period before conversion was the same as the price per share in each of the respective rows of column one of the table and we also assume that the registration statement had been declared effective by January 21, 2000.





         -----------------------------------------------------------------------------------------------------------------

            Percentage of market      Conversion    Conversion     Number of shares of      Percentage of our outstanding
           Price per share of our     price for      price for    common stock issuable    common stock represented by the
                common stock           Series D      Series E     upon conversion of the   shares of common stock issuable
                ------------           --------      --------      outstanding Series D         upon conversion of the
                                                                    and E convertible        outstanding Series D and E
                                                                     preferred stocks       convertible preferred stocks
                                                                     ----------------        following conversion of the
                                                                                           Series D and E preferred stocks
                                                                                             and exercise of the warrants
         -----------------------------------------------------------------------------------------------------------------

         At $26.500 per share (200%     $4.875        $3.719            4,156,475                     12.1%
         of the market price at
         Jan. 21, 2000)
         -----------------------------------------------------------------------------------------------------------------

         At $23.188 per share (175%     $4.875        $3.719            4,156,475                     12.1%
         of the market price at
         Jan. 21, 2000)
         -----------------------------------------------------------------------------------------------------------------
         At $13.250 per share           $4.875        $3.719            4,156,475                     12.1%
         (market price at
         Jan. 21, 2000)
         -----------------------------------------------------------------------------------------------------------------


         -----------------------------------------------------------------------------------------------------------------
         At $9.938 per share (75%       $4.875        $3.719            4,156,475                     12.1%
         of market price at
         Jan. 21, 2000)
         -----------------------------------------------------------------------------------------------------------------

         At $6.625 per share (50%       $4.875        $3.719            4,156,475                     12.1%
         of market price at
         Jan. 21, 2000)
         -----------------------------------------------------------------------------------------------------------------

         At $3.3125 per share (25%     $3.3125        $3.3125           4,208,154                     12.2%
         of market price at
         Jan. 21, 2000)
         -----------------------------------------------------------------------------------------------------------------


                              SELLING STOCKHOLDERS

                  This prospectus covers the resale by the selling stockholders of up to 6,305,934 shares of our common stock to be issued upon the conversion of our series D and series E preferred stocks, which amount of shares is an estimate and is not a prediction of the actual number or shares of common stock we will issue upon conversion of the series D and E preferred stock. This prospectus also covers the resale by the selling stockholders of up to 50,000 shares of our common stock issuable upon exercise of warrants issued in connection with the private placement of series E preferred stock.


                  The following table lists certain information regarding the selling stockholders' ownership of shares of our common stock as of January 21, 2000, and as adjusted to reflect the sale of the shares. Information concerning the selling stockholders, their pledgees, donees and other non-sale transferees who may become selling stockholders, may change from time to time. To the extent the selling stockholders or any of their representatives advise us of such changes, we will report those changes in a prospectus supplement to the extent required. See "Plan of Distribution."


                                                                 Percentage of    Shares of       ------------------
                                           Shares of Common      Common Stock       Common         Shares of Common
                                         Stock Owned Prior to   Owned Prior to   Stock to be         Stock Owned
                                               Offering          the Offering       Sold           after Offering
                                                                                                  -------------------
                                                                                                  Number      Percent
                                        -----------------------------------------------------------------------------
Forest Avenue LLC (4)                           1,702,481  (1)       5.7%         1,702,481 (1)      0
                                                                                                                 *
Bulk Trade Inc. (BVI) (5)                       2,733,835  (2)       9.1%         2,733,835 (2)      0           *

Crystalite Investments Ltd. (6)                 1,869,618  (3)       6.2%         1,869,618 (3)      0           *

                                                                                                                 *
Total                                           6,305,934           21.1%         6,305,934          0
                                                ==========          =====         =========          =



         * Less than 1%

         (1) Under the terms of a registration statement between Xybernaut and the selling stockholder, we agreed to register 150% of the common stock issuable upon conversion of 2,000 shares of series E preferred stock and warrants to purchase 50,000 shares of common stock at $4.648 per share. However, we are registering a total of 1,702,481 on behalf of Forest Avenue LLC, which shares include 1,627,481 which represent 100% of the common stock issued upon conversion of all of the 2,000 shares of series E preferred stock and 75,000 shares, which represent 150% of the common stock issuable upon exercise of the warrants.


         (2) In registration statement 333-77769, which was declared effective by the SEC on May 17, 1999, we registered a total of 3,649,635 shares of common stock issuable upon conversion of the 10,000 shares of series D preferred stock. As of January 21, 2000, Bulk Trade Inc. had been issued no shares of our common stock. We are registering on behalf of Bulk Trade Inc. an additional 2,733,835 shares of common stock which represent an estimate of the common stock issuable upon conversion of the 4,000 shares of series D preferred stock currently held by Bulk Trade Inc. as a result of price fluctuations and the operation of the conversion formulas of the preferred stock.

         (3) In registration statement 333-77769, which was declared effective by the SEC on May 17, 1999, we registered a total of 3,649,635 shares of common stock issuable upon conversion of the 10,000 shares of series D preferred stock. As of January 21, 2000, Crystalite Investments Ltd. had been issued 4,059,399 shares of our common stock upon conversion of 6,000 shares of series D preferred stock, of which 3,636,161 shares of the common stock issued had been sold by Crystalite. However, we are registering on behalf of Crystalite Investments Ltd. an additional 1,869,618 shares of common stock which represent 100% of the common stock issuable upon conversion of the series D preferred stock as a result of price fluctuations and the operation of the conversion formulas of the preferred stock.


         (4) Navigator Management, a British Virgin Islands company, is the director of Forest Avenue LLC, a Cayman Islands entity. Mr. David Sims is the controlling person of Navigator Management and, therefore, the controlling person of Forest Avenue LLC.

         (5) Avraham Schechter is the director and control person of Bulk Trade Inc. (BVI), a British Virgin Islands corporation.

         (6) Mr. John Gainsford is the director and control person of Crystalite Investments Ltd., a British Virgin Islands corporation.

DESCRIPTION OF PRIVATE PLACEMENT TRANSACTIONS

SERIES D PREFERRED STOCK

         Crystalite Investments Ltd. and Bulk Trade Inc. (BVI), the holders of the series D preferred stock, acquired their shares in a private placement transaction entered into on March 8, 1999. The series D preferred stock have the material rights and obligations discussed below and under the section entitled "Description of Securities." We have previously filed the agreements relating to these rights and obligations with the SEC. We urge you to read them in their entirety.

         SECURITIES PURCHASE AGREEMENT

         Under the terms of the securities purchase agreement dated as of March 8, 1999 among us and Crystalite Investments, Ltd. and Bulk Trade Inc. (BVI), we agreed to sell up to 10,000 shares of our series D preferred stock and warrants to purchase up to 200,000 shares of our common stock for an aggregate purchase price of $10,000,000. We agreed to issue the series D preferred stock in two tranches consisting of $5,000,000 of series D preferred stock and 100,000 series D warrants each. Under the terms of the agreement, the first tranche of $5,000,000 would be funded upon execution of the securities purchase agreement and the second tranche of $5,000,000 would be funded within five days of the effectiveness of the registration statement covering the common stock issuable upon conversion of the series D preferred stock and exercise of the warrants. The funding of the second tranche was not subject to any conditions within the control of the investors.

         In May 1999, we filed a registration statement with the SEC, file number 333-77769, for the registration of 3,649,635 shares of common stock issuable upon conversion of 10,000 shares of series D preferred stock and 300,000 shares of common stock issuable upon exercise of the warrants. That registration statement was declared effective by the SEC on May 17, 1999.

         This prospectus covers the registration of an additional 4,603,453 shares of common stock which would be issuable upon conversion of 4,000 shares of series D preferred stock which represent the unconverted portion of 10,000 shares of series D preferred stock. The additional shares are being registered as a result of price fluctuations and the operation of the conversion formulas of the preferred stock.

         REGISTRATION RIGHTS AGREEMENT

         In connection with our sale of series D preferred stock, we agreed to file a registration statement covering the resale of the common stock issuable upon conversion of the series D preferred stock and exercise of the warrants by May 10, 1999 and cause the registration statement to be declared effective by the SEC by July 7, 1999. That registration statement was declared effective by the SEC on May 17, 1999.

         Had the registration not been declared effective by July 7, 1999, we would have had to pay to the holders liquidated damages equal to 1% of the total purchase price for the first 30 day period after July 7, 1999 until the registration statement has been declared effective and 2% of the purchase price paid by all investors for all shares of series D preferred stock purchased and then outstanding for each subsequent 30 day period until the registration statement was declared effective.

         WARRANTS

         We also issued warrants to purchase 200,000 shares of our common stock to the purchasers of the series D preferred stock. The warrants have a term of three years and are exercisable at $6.09. All of the warrants have adjustment provisions for standard dilution events including stock splits, stock dividends and similar transactions.

         FINDER'S FEES

         In connection with the sale of the series D preferred stock, we issued 500 shares of series D preferred stock as payment of finder's fees to Settondown Capital International Ltd. who sold these shares to Warwick Corporation. The shares of common stock issuable upon conversion of these shares of series D preferred stock are not being registered.

SERIES E PREFERRED STOCK

         Forest Avenue LLC, the holder of the series E preferred stock, acquired their shares in a private placement transaction on May 11, 1999. The series E preferred stock have the material rights and obligations discussed below and under the section entitled "Description of Securities." we have previously filed the agreements relating to these rights and obligations with the SEC. We urge you to read them in their entirety.

         SECURITIES PURCHASE AGREEMENT

         Under the terms of the securities purchase agreement dated as of May 11, 1999 among us and Forest Avenue LLC, we agreed to sell 2,000 shares of our series E preferred stock and warrants to purchase up to 50,000 shares of our common stock for an aggregate purchase price of $2,000,000. The price for each share of series E preferred stock was $1,000.

         REGISTRATION RIGHTS AGREEMENT

         In connection with our sale of series E preferred stock, we agreed to file a registration statement covering the resale of the common stock issuable upon conversion of the series E preferred stock and exercise of the warrants by June 10, 1999 and cause the registration statement to be declared effective by the SEC by August 9, 1999. If the registration statement is not effective by August 9, 1999, we will have to pay to the holders liquidated damages equal to 1% of the purchase price paid by Forest Avenue LLC for the shares of series E preferred stock purchased and outstanding for the first 30 day period after August 9, 1999 until the registration statement has been declared effective and 2% of the purchase price paid by Forest Avenue LLC for the shares of series E preferred stock purchased and outstanding for each subsequent 30 day period until the registration statement has been declared effective. The company is currently in negotiations to obtain a waiver of liquidated damages from Forest Avenue LLC. If the company is not successful in obtaining this waiver, it may be required to pay Forest Avenue LLC these liquidated damages. At December 31, 1999, such damages could total as much as approximately $166,667.

         WARRANTS

         Forest Avenue LLC also received warrants to purchase 50,000 shares of our common stock. The warrants are exercisable at $4.65 and expire on May 11, 2002. All of the warrants have adjustment provisions for standard dilution events including stock splits, stock dividends and similar transactions.

         FINDER'S FEES

         In connection with the sale of the series E preferred stock, we issued 100 shares of series E preferred stock as payment of finder's fees to Settondown Capital International Ltd who sold these shares to Warwick Corporation. The shares of common stock issuable upon conversion of these shares of series E preferred stock are not being registered.

AFFILIATIONS AND MATERIAL RELATIONSHIPS
---------------------------------------

         Other than being investors in the private placements for the series D preferred stock, in the case of Bulk Trade Inc. (BVI) and Crystalite Investments Ltd., and the series E preferred stock, in the case of Forest Avenue LLC, the selling stockholders have not had any material relationship with us during the past three years.

         Other than as indicated above, the selling stockholders are not affiliated with us.


                            DESCRIPTION OF SECURITIES

GENERAL

         Our authorized capital stock consists of 80,000,000 shares of common stock, par value $.01 per share, and 6,000,000 shares of preferred stock, par value $.01 per share. As of January 21, 2000, we have 29,944,406 shares of common stock, 4,500 shares of series D preferred stock and 100 shares of series E preferred stock issued and outstanding. We have reserved 10,282,250 shares of common stock for issuance upon conversion of the preferred stock and outstanding options and warrants.

COMMON STOCK

         VOTING

         The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

         DIVIDENDS

         Holders of common stock are entitled to receive ratably those dividends as may be declared by our board of directors out of funds legally available for that purpose.

         RIGHTS ON LIQUIDATION

         In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities.

         PRE-EMPTIVE OR REDEMPTION RIGHTS

         Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and nonassessable.

PREFERRED STOCK

         Our board of directors has the authority to issue up to 6,000,000 shares of preferred stock from time to time in one or more series. Our board has the authority to establish the number of shares to be included in each series, and to fix the designations, powers, preferences and rights of the shares of each series and the applicable qualifications, limitations or restrictions. The issuance of preferred stock may have the effect of delaying or preventing a change in control. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock, if any, or could adversely affect the rights and powers, including voting rights, of the holders of the common stock. In certain circumstances, the issuances could have the effect of decreasing the market price of the common stock.

         As of the date of this prospectus, we have not designated any shares of preferred stock other than the series A, B, C, D and E preferred stock. The series A, B and C preferred stock have been fully converted.

SERIES D PREFERRED STOCK

         On March 8, 1999, our board authorized the issuance of a series of preferred stock consisting of 10,500 shares of series D preferred stock. Each share of series D preferred stock has a stated value, or "liquidation preference," of up to $1,000, which provides that in the event of a liquidation, dissolution or winding up of Xybernaut, the holders of each share would be entitled to a preferential payment of up to $1,000 before holders of our common stock would receive any of the proceeds from the sale of our assets. A certificate of designation filed with the secretary of state of Delaware governs the terms and conditions of the series D preferred stock. The following is a brief description of key terms of the series D preferred stock.

         DIVIDENDS

         The holders of series D preferred stock are entitled to receive, when and as declared by our board, dividends at the rate of 5% of the liquidation preference per share per year. Dividends accrue on each share of series D preferred stock from the date of initial issuance and are payable in common stock or cash, at the discretion of our board, only at conversion of the series D preferred stock into common stock. The dividends are in preference to any distributions on any outstanding shares of common stock or any other equity securities of ours that are junior to preferred stock as to the payment of dividends. As of January 21, 2000, $330,614 of dividends had accrued on the series D preferred stock. Of this amount, $135,203 was paid through the issuance of 99,830 shares of common stock upon conversion of 6,000 shares of series D preferred stock. The number of shares of common stock issued as payment of dividends is calculated by dividing the amount of dividends accrued with respect to the shares of series D preferred stock being converted by the applicable conversion price upon conversion. As of January 21, 2000, we had $195,411 in accrued and unpaid dividends related to the outstanding 4,500 shares of series D preferred stock.

         PREFERENCES ON LIQUIDATION

         In the event of any liquidation, dissolution or winding up of our company, the holders of series D preferred stock are entitled to receive, out of our assets available for distribution, an amount equal to up to $1,000 per share of series D preferred stock owned by such holder, plus all accrued and unpaid dividends to the date of payment. If our assets available for distribution upon liquidation, dissolution, or winding up are insufficient to pay the holders of the series D preferred stock the full amounts to which they are entitled, the holders of the series D preferred stock shall share ratably with the holders of any other series of preferred stock ranking on a parity with the series D preferred stock in any distribution of assets. The sale or other disposition (for cash, shares of stock, securities or other consideration), of all or substantially all of our assets will be deemed to be a liquidation, dissolution or winding up of our company. However, the merger or consolidation into or with another corporation will not be deemed to be a liquidation, winding up or dissolution of our company.


         CONVERSION RIGHTS

         The holders of series D preferred stock have the right to convert their shares into common stock as follows:

         (1) prior to May 17, 1999, a holder may not convert series D preferred stock;

         (2) beginning May 17, 1999, holders may convert up to 30% of the shares of series D preferred stock issuable to each of the holders;

         (3) beginning on June 16, 1999, holders may convert an additional 30% of the shares of series D preferred stock issuable to each of the holders;

         (4) beginning on July 16, 1999, holders may convert an additional 30% of the shares of series D preferred stock issuable to each of the holders;

         (5) beginning on August 15, 1999, holders may convert the remaining 10% of the shares of series D preferred stock issuable to each of the holders.

         The number of shares of common stock into which each share of series D preferred stock may be converted will be determined by dividing $1,000 by an amount equal to the lesser of:

                  (1)      $4.875 and

                  (2) 100% of the "market price," calculated as 100% of the average of the three lowest closing bid prices of the common stock as reported by Bloomberg L.P. during the 20 day trading period immediately preceding the date on which the holder gives to us notice of conversion of series D preferred stock.

         No fractional shares of common stock shall be issued upon conversion of the series D preferred stock. In lieu of any fractional shares to which the holder would otherwise be entitled, we shall pay cash equal to such fraction multiplied by the fair market value of the common stock on the date on which the holder gives us a notice of conversion of series D preferred stock, as determined by our board of directors.

         Nasdaq rules limit the amount of shares that we may issue upon the conversion of preferred stock, if, at the time of conversion, the conversion price is below the market price of the common stock. Under these rules we must obtain stockholder approval before we can issue an amount of shares representing 20% or more of our common stock outstanding on March 10, 1999, or 4,652,269 shares of our common stock. For example, assume we have previously issued 19.99% of the outstanding shares of our common stock and an investor wishes to convert its preferred stock into shares of common stock. Further, assume that the conversion price is less than the market price on the date of conversion and this investor's conversion, when added together with all of the previous conversions of preferred stock below the market price, would exceed the 20% maximum number of shares allowed to be issued by Nasdaq. In this case, the investor would not be permitted to convert its preferred stock into common stock without prior stockholder approval.

         Stockholder approval to exceed the 20% restriction on shares allowed to be issued at a conversion price below the market price of the common stock was obtained from stockholders at the Annual Meeting of Stockholders held on December 28, 1999.

         On March 10, 2001, each share of series D preferred stock which remains outstanding will be automatically converted into shares of common stock.

         REDEMPTION

         We may, at the option of our board of directors, redeem up to 100% of the outstanding shares of the series D preferred stock upon five business days notice of redemption to the holders at a price payable in cash equal to:

         (1) $1,080 plus any accrued but unpaid dividends if the redemption occurs on or before May 9, 1999;

         (2) $1,120 plus any accrued but unpaid dividends if the redemption occurs between May 10, 1999 and July 8, 1999; and

         (3) $1,150 plus any accrued but unpaid dividends if the redemption occurs after July 9, 1999.

         Upon receipt of a redemption notice, a holder of series D preferred stock will have the right to convert, upon notice to us, up to a maximum of 20% of the total amount of series D preferred stock issuable to that holder, provided, that conversion is within 3 business days from the time the notice of redemption is received by the holder. If we fail to pay the applicable redemption price by the sixth trading day following the date of redemption, the redemption will be declared null and void and we will lose our right to serve a notice of redemption in the future.

         NO VOTING RIGHTS

         Unless required by law, the holders of the series D preferred stock will not be entitled to vote upon any matter relating to our business or affairs or for any other purpose.

SERIES E PREFERRED STOCK

         On May 7, 1999, our board authorized the issuance of a series of preferred stock consisting of 2,100 shares of series E preferred stock. Each share of series E preferred stock has a stated value, or "liquidation preference," of up to $1,000, which provides that in the event of a liquidation, dissolution or winding up of Xybernaut, the holders of each share would be entitled to a preferential payment of up to $1,000 before holders of our common stock would receive any of the proceeds from the sale of our assets. A certificate of designation filed with the secretary of state of Delaware governs the terms and conditions of the series E preferred stock. The following is a brief description of key terms of the series E preferred stock.

         DIVIDENDS


         The holders of series E preferred stock are entitled to receive, when and as declared by our board, dividends at the rate of 5% of the liquidation preference per share per year. Dividends accrue on each share of series E preferred stock from the date of initial issuance and are payable in common stock or cash, at the discretion of our board of directors, only at conversion of the series E preferred stock into common stock. Those dividends are in preference to any distributions on any outstanding shares of common stock or any other equity securities of ours that are junior to the preferred stock as to the payment of dividends. As of January 21, 2000, $49,326 of dividends had accrued on the series E preferred stock. Of this amount, $45,846 was paid through the issuance of 35,687 shares of common stock at the time of conversion of 2,000 shares of series E preferred stock. The number of shares of common stock issued as payment of dividends is calculated by dividing the amount of dividends accrued with respect to the shares of series E preferred stock being converted by the applicable conversion price at the time of conversion. As of January 21, 2000, we had $3,480 in accrued and unpaid dividends related to the outstanding 100 shares of series E preferred stock.


         PREFERENCES ON LIQUIDATION

         In the event of any liquidation, dissolution or winding up of our company, the holders of series E preferred stock are entitled to receive, out of the assets of our company available for distribution, an amount equal to up to $1,000 per share of series E preferred stock owned by such holder, plus all accrued and unpaid dividends to the date of payment. If our assets available for distribution upon liquidation, dissolution, or winding up are insufficient to pay the holders of the series E preferred stock the full amount to which they are entitled, the holders of the series E preferred stock shall share ratably with the holders of any other series of preferred stock ranking on a parity with the series E preferred stock in any distribution of assets. The sale or other disposition (for cash, shares of stock, securities or other consideration), of all or substantially all of the assets of our company will be deemed to be a liquidation, dissolution or winding up of our company. However, the merger or consolidation into or with another corporation will not be deemed to be a liquidation, winding up or dissolution of our company.


         CONVERSION RIGHTS

         The holders of series E preferred stock have the right to convert their shares into common stock as follows:

                  (1) prior to the earlier of (x) the effective date of the registration statement covering the shares of common stock issuable upon conversion of the series E preferred stock and (y) September 9, 1999, no shares of series E preferred stock may be converted;

                  (2) during the thirty day period following the date holders can begin to convert, holders may convert up to 25% of the shares of the series E preferred stock then outstanding;

                  (3) during each subsequent 30 day period, holders may convert an additional 25% of the shares of series E preferred stock issued on May 11, 1999,

provided, however, that if the trading volume of the common stock for the 2 weeks prior to the date holders can begin to convert equals or exceeds 150,000, during each 30 day period following the date holders can begin to convert up to 33% of the series E preferred stock may be converted. The Company granted a waiver to the holders of series E preferred stock, allowing them to fully convert their holdings in advance of the above schedule.

         The number of shares of common stock into which each share of series E preferred stock may be converted will be determined by dividing the liquidation preference, or $1,000, by an amount equal to the lesser of:

                  (1)      $3.719 and

                  (2) 94% of the average of the three lowest closing bid prices of the common stock, not necessarily consecutive, during the 20 day trading period immediately preceding the date on which the holder gives us a notice of conversion of series E preferred stock.

         No fractional shares of common stock shall be issued upon conversion of the series E preferred stock. In lieu of any fractional shares to which the holder would otherwise be entitled, we shall pay cash equal to such fraction multiplied by the fair market value of the common stock on the date on which the holder gives us a notice of conversion of series E preferred stock, as determined by our board of directors.

         Nasdaq rules limit the amount of shares that we may issue upon the conversion of preferred stock, if, at the time of conversion, the conversion price is below the market price of the common stock. Under these rules we must obtain stockholder approval before we can issue an amount of shares representing 20% or more of our common stock outstanding on May 11, 1999, or 4,652,269 shares of our common stock. For example, assume we have previously issued 19.99% of the outstanding shares of our common stock and an investor wishes to convert its preferred stock into shares of common stock. Further assume that the conversion price is less than the market price on the date of conversion and this investor's conversion, when added together with all of the previous conversions of preferred stock below the market price, would exceed the 20% maximum number of shares allowed to be issued by Nasdaq. In this case, the investor would not be permitted to convert its preferred stock into common stock without prior stockholder approval.

         In the event that we fail to call a stockholders meeting or approval is not obtained from our stockholders, each holder of series E preferred stock will have the option to require us to redeem all or a portion of that holder's shares of series E preferred stock which we are unable to convert at a price per share equal to 115% of the liquidation preference, or $1,150, plus any accrued but unpaid dividends.

         Subject to the 20% conversion restriction described above, on May 11, 2001, each share of series E preferred stock which remains outstanding will be automatically converted into shares of our common stock.

         REDEMPTION

         We may, at the option of our board of directors, redeem up to 100% of the outstanding shares of the series E preferred stock upon five business days notice of redemption to the holders at a price payable in cash equal to:

                  (1) $1,080 plus any accrued but unpaid dividends if the redemption occurs on or before July 10, 1999;

                  (2) $1,120 plus any accrued but unpaid dividends if the redemption occurs between July 11, 1999 and September 8, 1999; and

                  (3) $1,150 plus any accrued but unpaid dividends if the redemption occurs after September 9, 1999,

provided that the closing bid price of our common stock is greater than $5.00 per share. Upon receipt of a redemption notice from us, a holder of series E preferred stock will have the right to convert, upon notice to us, up to a maximum of 20% of the total amount of series E preferred stock to be redeemed, provided, the conversion is within 24 hours from the time the notice of redemption is received by the holder. If we fail to pay the applicable redemption price by the sixth trading day following the date of redemption, the redemption will be declared null and void and we will lose our right to serve a notice of redemption in the future.

         NO VOTING RIGHTS

         Unless required by law, the holders of the series E preferred stock will not be entitled to vote upon any matter relating to our business or affairs or for any other purpose.

WARRANTS

         Of the total 6,305,934 shares of common stock registered for sale by the selling stockholders, 50,000 shares are issuable upon exercise of currently exercisable warrants. Due to the terms of the registration rights agreement between the selling stockholder and Xybernaut, this prospectus covers the sale of 75,000 shares of common stock issuable upon exercise of the warrant. The 75,000 shares represent 150% of the original number of shares issuable under the warrant. The warrants were issued to one of the selling stockholders in connection with a private placement of the series E preferred stock. The exercise price and term of the warrant are as follows:

    ----------------------------------------------------------------
    Warrants            Exercise Price               Expiration Date
    ----------------------------------------------------------------
      50,000                   $ 4.648                  May 11, 2002
    ----------------------------------------------------------------

         The exercise price of the warrants and the number of shares of common stock to be issued upon exercise of the warrants will be adjusted upon the occurrence of any of the following:

                  (1) declaration or payment of a dividend in shares of common stock to holders of our outstanding common stock,
                  (2) distribution in shares of common stock to holders of our outstanding common stock, or
                  (3) subdivision, combination or reclassification of the common stock.

         In the event we redeem series E preferred stock, the exercise price of a pro rata amount of the warrants will be reduced to $4.28.

         We may call, upon written notice, (x) up to 50% of the outstanding warrants at a price equal to $4.65 per share of common stock for which the warrants are exercisable if our common stock trades at a price equal to or greater than $9.30 for 20 consecutive trading days prior to the date we call the warrants and (y) up to 50% of the outstanding warrants at a price equal to $4.65 per share of common stock for which the warrants are exercisable if the common stock trades at a price equal to or greater than $11.63 for 20 consecutive trading days prior to the date we call the warrants. The rights and privileges granted pursuant to the warrants will terminate if the warrants are not exercised during the 30 day period after a call notice is sent to the holders. In the event the warrants are not exercised during this period we will remit to the holders $.01 per share of common stock into which the warrants are convertible upon the holder delivering to us the expired warrant certificate.

ANTI-TAKEOVER CONSIDERATIONS.

         Our certificate of incorporation authorizes the issuance of up to 6,000,000 shares of $.01 par value preferred stock. The issuance of preferred stock with such rights could have the effect of limiting stockholder participation in certain transactions such as mergers or tender offers and could discourage or prevent a change in our management. We have no present intention to issue any additional preferred stock.

         We have a classified or staggered board of directors which limits an outsider's ability to effect a rapid change of control of our board. In addition, at the 1998 Annual Meeting of Stockholders held on September 24, 1998, our shareholders approved measures to amend our certificate of incorporation and by-laws, where applicable, to:

         . implement an advance notice procedure for the submission of director nominations and other business to be considered at annual meetings of stockholders;

         . permit only the President, the Vice Chairman of our board, the Secretary or our board of directors to call special meetings of stockholders and to limit the business permitted to be conducted at such meetings to be brought before the meetings by or at the direction of our board;

         . provide that a member of our board of directors may only be removed for cause by an affirmative vote of holders of at least 66 2/3% of the voting power of the then outstanding shares entitled to vote generally in the election of directors voting together as a single class;

         . fix the size of our board of directors at a maximum of twelve directors, with the authorized number of directors set at ten, and our board of directors having the sole power and authority to increase or decrease the number of directors acting by an affirmative vote of at least a majority of the total number of authorized directors most recently fixed by our board of directors;

         . provide that any vacancy on the board may be filled for the unexpired term (or for a new term in the case of an increase in the size of the board) only by an affirmative vote of at least a majority of the remaining directors then in office even if less than a quorum, or by the sole remaining director;

         .         eliminate stockholder action by written consent;

         . require the approval of holders of 80% of the then outstanding voting stock and/or the approval of 66 2/3% of the directors for certain corporate transactions; and

         . require an affirmative vote of 66 2/3% of the voting stock in order to amend or repeal any adopted amendments to the certificate of incorporation and bylaws adopted at the meeting.

         Those measures combined with the ability of our board of directors to issue "blank check" preferred stock and the staggered terms of the members of our board of directors, could have the effect of delaying, deterring or preventing a change in control without any further action by the stockholders. In addition, the issuance of preferred stock, without stockholder approval, on such terms as our board may determine, could adversely affect the voting power of the holders of the common stock, including the loss of voting control to others.

TRANSFER AGENT AND REGISTRAR

         Continental Stock Transfer & Trust Company is our Transfer Agent and Registrar for our common stock and the redeemable warrants.


                              PLAN OF DISTRIBUTION

         The selling stockholders and their pledgees, donees, transferees and other subsequent owners, may offer their shares at various times in one or more of the following transactions:

         .        on any U.S. securities exchange on which our common stock may be listed at the time of sale
         .        in the over-the-counter market
         .        in privately negotiated transactions
         .        in connection with short sales; or
         .        in a combination of any of the above transactions.

         The selling stockholders may offer their shares of common stock at prevailing market prices at the time of sale, at prices related to those prevailing market prices, at negotiated prices or at fixed prices.

         The selling stockholders may also sell the shares under Rule 144 instead of under this prospectus, if Rule 144 is available for those sales.

         The transactions in the shares covered by this prospectus may be effected by one or more of the following methods:

         . ordinary brokerage transactions and transactions in which the broker solicits purchasers;
         . purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer;
         . block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or
         . negotiated transactions between selling stockholders and purchasers without a broker or dealer.

         The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be deemed to be underwriters. Any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling stockholders with respect to the offer or sale of the shares under this prospectus.

         We have advised the selling stockholders that during the time each is engaged in distributing shares covered by this prospectus, each must comply with the requirements of the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. Under those rules and regulations, they:

         . may not engage in any stabilization activity in connection with our securities;
         . must furnish each broker which offers common stock covered by this prospectus with the number of copies of this prospectus which are required by each broker; and
         . may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

         In the purchase agreements and warrants we executed in connection with the transactions with the selling stockholders we agreed to indemnify and hold harmless each selling stockholder against liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact, unless made or omitted in reliance upon written information provided to us by that selling stockholder. We have agreed to bear the expenses incident to the registration of the shares, other than selling discounts and commissions.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Section 145 of the Delaware General Corporation Law allows companies to indemnify their directors and officers against expenses, judgments, fines and amounts paid in settlement under the conditions and limitations described in the law. Our certificate of incorporation authorizes us to indemnify our officers, directors and other agent to the fullest extent permitted under Delaware law.

         Our certificate of incorporation provides that a director is not personally liable for monetary damages to us or our stockholders for breach of his or her fiduciary duties as a director. A director will be held liable for a breach of his or her duty of loyalty to us or our stockholders, his or her intentional misconduct or willful violation of law, actions or in actions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives an improper personal benefit. This limitation of liability does not affect the availability of equitable remedies against the director including injunctive relief or rescission.

         We have purchased a directors and officers liability and reimbursement policy that covers liabilities of our directors and officers arising out of claims based upon acts or omissions in their capacities as directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

        Parker Chapin Flattau & Klimpl, LLP, New York, New York will pass upon the validity of the securities offered hereby. Martin Eric Weisberg, Esq., a member of the firm, is our Secretary and one of our Directors.

                                     EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1998, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



=========================================================     ======================================================









      WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON
OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO                                                    6,305,934
REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS.                                          SHARES OF COMMON STOCK
YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION.
THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY
SHARES IN ANY JURISDICTION WHERE IT IS UNLAWFUL.                                                XYBERNAUT CORPORATION
THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF
_________________, 2000.




                   TABLE OF CONTENTS

                                                  Page


Risk Factors.........................................2
Where You Can Find More
        Information About Us.........................6
Use of Proceeds......................................7
Dilution.............................................7
Selling Stockholders ...............................10
Description of Securities...........................14
Plan of Distribution ...............................25
Indemnification for Securities
        Act Liabilities.............................25                                          ____________
Legal Matters.......................................26                                           PROSPECTUS
Experts ............................................26                                          ____________




                                                                                       _________________________, 2000





=========================================================     ======================================================


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

 ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The following table sets forth the various expenses which will be paid by us in connection with the issuance and distribution of the securities being registered on this registration statement. The selling stockholders will not incur any of the expenses set forth below. All amounts shown are estimates.

        Filing fee for registration statement............      $7,310.78
        Legal fees and expenses..........................     $10,000.00
        Accounting expenses..............................      $5,000.00
                                                               ---------
        Total............................................ $    22,310.78
                                                          ==============

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

         Our certificate of incorporation provides that directors will not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director, except for liability resulting from a breach of the director's duty of loyalty to us or our stockholders, intentional misconduct or willful violation of law, actions or inactions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents, by bylaws, agreements or otherwise, to the fullest extent permitted under Delaware law. We have entered into an indemnification agreement with each of our directors and officers which may, in some cases, be broader than the specific indemnification provisions contained in our certificate of incorporation or as otherwise permitted under Delaware law. Each indemnification agreement may require us, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as a director or officer, against liabilities arising from willful misconduct of a culpable nature, and to obtain directors' and officers' liability insurance if available on reasonable terms.

         We maintain a directors and officers liability policy with Genesis Insurance Company that contains a limit of liability of $3,000,000 per policy year.


ITEM 16.  EXHIBITS.

NUMBER                     DESCRIPTION OF EXHIBIT


3.1(1)   Certificate of Designation of the Series D Preferred Stock.
3.2(1) Certificate of Designation of the Series D Preferred Stock, as amended May 12, 1999.
3.3(1)   Certificate of Designation of the Series E Preferred Stock.
3.4(1) Certificate of Designation of the Series E Preferred Stock, as amended May 12, 1999.
4.1(1) Form of Securities Purchase Agreement used in the May 11, 1999 private placement relating to the issuance of 2,000 shares of Series E Convertible Preferred Stock.
4.2(1) Form of Warrant used in the May 11, 1999 private placement relating to the issuance of 2,000 shares of Series E Convertible Preferred Stock.
4.3(2) Form of Securities Purchase Agreement used in the March 8, 1999 private placement relating to the issuance of 10,000 shares of Series D Convertible Preferred Stock.
5        Opinion of Parker Chapin Flattau & Klimpl, LLP.
10.1(1) Form of Registration Rights Agreement used in the May 11, 1999 private placement relating to the issuance of 2,000 shares of Series E Convertible Preferred Stock.
10.2(2) Form of Registration Rights Agreement used in the March 8, 1999 private placement.
10.3(1) Form of Escrow Agreement used in the May 11, 1999 private placement relating to the issuance of 2,000 shares of Series E Convertible Preferred Stock.
10.4(3) Form of finder's agreement dated March 8, 1999 between the Company and Settondown Capital International Ltd. for the placement of the Series D Preferred Stock.
10.5(3) Form of finder's agreement dated May 11, 1999 between the Company and Settondown Capital International Ltd. for the placement of the Series E Preferred Stock.
23.1     Consent of PricewaterhouseCoopers LLP
23.2 Consent of Parker Chapin Flattau & Klimpl, LLP (included in their opinion filed as Exhibit 5.1).
24.1(1)  Power of Attorney (included on page II-4).

--------------

(1) Included as exhibits with the original filing of this registration statement and incorporated herein by reference.
(2) Included as exhibits to Registration Statement on Form S-3, file no. 333-77769.
(3) Included as exhibits 10.3 and 10.4 to Amendment No. 1 to Registration Statement on Form S-3, file no. 333-80837.



ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the

Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

         The undersigned small business issuer hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, Commonwealth of Virginia on January 27, 2000.

                                   XYBERNAUT CORPORATION


                                   By:       /s/ Edward G. Newman
                                             ---------------------
                                                 Edward G. Newman
                                                   Chairman of the Board,
                                                   President and Chief Executive
                                                   Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed below by the following persons in the capacities and on January 27, 2000.




/s/ Edward G. Newman                            Chairman of the Board,
----------------------------                    President and Chief Executive
Edward G. Newman                                  Officer


*                                               Executive Vice President -
----------------------------                    Asian Operations and Director
Kaz Toyosato


*                                               Senior Vice President and
----------------------------                    Chief Financial Officer
John F. Moynahan


*
----------------------------                    Director
Martin Eric Weisberg


*
----------------------------                    Director
Lt. Gen. Harry E. Soyster


*                                               Director
----------------------------
James J. Ralabate

*                                                Director
----------------------------
Keith P. Hicks


*                                                Vice Chairman and Director
----------------------------
Steven A. Newman


*                                                Director
----------------------------
Phillip E. Pearce


*                                                Director
----------------------------
Eugene J. Amobi


*                                                Director
----------------------------
Edwin Vogt



*By:     Edward G. Newman
         Attorney-in-fact

                                 SECURITIES AND
                                    EXCHANGE
                                   COMMISSION

                             WASHINGTON, D.C. 20549


                                  -------------




                         EXHIBITS TO AMENDMENT NO. 4 TO

                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                                  -------------







                              XYBERNAUT CORPORATION
                       (EXACT NAME OF ISSUER AS SPECIFIED
                                 IN ITS CHARTER)



                                JANUARY 27, 2000

NUMBER   DESCRIPTION OF EXHIBIT


3.1(1)   Certificate of Designation of the Series D Preferred Stock.
3.2(1) Certificate of Designation of the Series D Preferred Stock, as amended May 12, 1999.
3.3(1)   Certificate of Designation of the Series E Preferred Stock.
3.4(1) Certificate of Designation of the Series E Preferred Stock, as amended May 12, 1999.
4.1(1) Form of Securities Purchase Agreement used in the May 11, 1999 private placement relating to the issuance of 2,000 shares of Series E Convertible Preferred Stock.
4.2(1) Form of Warrant used in the May 11, 1999 private placement relating to the issuance of 2,000 shares of Series E Convertible Preferred Stock.
4.3(2) Form of Securities Purchase Agreement used in the March 8, 1999 private placement relating to the issuance of 10,000 shares of Series D Convertible Preferred Stock.
5        Opinion of Parker Chapin Flattau & Klimpl, LLP.
10.1(1) Form of Registration Rights Agreement used in the May 11, 1999 private placement relating to the issuance of 2,000 shares of Series E Convertible Preferred Stock.
10.2(2) Form of Registration Rights Agreement used in the March 8, 1999 private placement.
10.3(1) Form of Escrow Agreement used in the May 11, 1999 private placement relating to the issuance of 2,000 shares of Series E Convertible Preferred Stock.
10.4(3) Form of finder's agreement dated March 8, 1999 between the Company and Settondown Capital International Ltd. for the placement of the Series D Preferred Stock.
10.5(3) Form of finder's agreement dated May 11, 1999 between the Company and Settondown Capital International Ltd. for the placement of the Series E Preferred Stock.
23.1     Consent of PricewaterhouseCoopers LLP
23.2 Consent of Parker Chapin Flattau & Klimpl, LLP (included in their opinion filed as Exhibit 5.1).
24.1(1)  Power of Attorney (included on page II-4).

--------------

(1) Included as exhibits with the original filing of this registration statement and incorporated herein by reference.
(2) Included as exhibits to Registration Statement on Form S-3, file no. 333-77769.
(3) Included as exhibits 10.3 and 10.4 to Amendment No. 1 to Registration Statement on Form S-3, file no. 333-80837.




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